SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Action Performance Companies, Inc.

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ACTION PERFORMANCE COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 5, 2003

     The Annual Meeting of Shareholders of Action Performance Companies, Inc., an Arizona corporation, will be held at 9:00 a.m., on Wednesday, March 5, 2003, at The Hilton Phoenix Airport, 2435 S. 47th Street, Phoenix, Arizona for the following purposes:

     1.     To elect directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

     2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2003.

     3.     To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     These items of business are more fully described in the proxy statement accompanying this notice.

     Only shareholders of record at the close of business on January 17, 2003 are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, we urge you to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you previously have returned a proxy.

Sincerely,

Phoenix, Arizona	R. David Martin
January 28, 2003	Secretary

A2

VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND OFFICERS
OTHER MATTERS

ACTION PERFORMANCE COMPANIES, INC.
4707 East Baseline Road
Phoenix, Arizona 85042

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

     The enclosed proxy is solicited on behalf of Action Performance Companies, Inc., an Arizona corporation, by our Board of Directors for use at our Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, March 5, 2003, or at any adjournment of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting of Shareholders. The meeting will be held at The Hilton Phoenix Airport, 2435 S. 47th Street, Phoenix, Arizona.

     These proxy solicitation materials are being first mailed on or about January 31, 2003, to all shareholders entitled to vote at the meeting.

Voting Securities and Voting Rights

     Shareholders of record at the close of business on January 17, 2003 are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 17,840,409 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, (1) the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors; and (2) the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2003.

     Arizona law requires cumulative voting in elections for directors, which means that each shareholder may cast that number of votes that is equal to the number of shares held of record, multiplied by the number of directors to be elected. Each shareholder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. The enclosed proxy does not seek discretionary authority to cumulate votes in the election of directors.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of nominees set forth in this proxy statement; and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2003.

Revocability of Proxies

     Any person giving a proxy may revoke the proxy at any time before its use by

•	delivering to us written notice of revocation,

•	delivering to us a duly executed proxy bearing a later date, or

•	attending the meeting and voting in person.

Solicitation

     We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Some of our directors or officers may solicit proxies, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

     Our 2002 Annual Report to Shareholders, which was mailed to shareholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee of the Board of Directors,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

     We will provide upon written request, without charge to each shareholder of record as of the record date, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2002 as filed with the Securities and Exchange Commission. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

     Our bylaws provide that the number of directors shall be fixed from time to time by resolution of our board of directors. All directors are elected at each annual meeting of our shareholders. Directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified.

     A board of nine directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any such nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

     The following table sets forth certain information regarding the nominees for directors.

Name	Age	Position Held

Fred W. Wagenhals	61	Chairman of the Board, President, and Chief Executive Officer
R. David Martin	56	Chief Financial Officer, Secretary, Treasurer, and Director
Melodee L. Volosin	38	Executive Vice President – Sales and Director
John S. Bickford, Sr.	56	Executive Vice President – Strategic Alliances and Director
Herbert M. Baum	66	Director
Edward J. Bauman	78	Director
Roy A. Herberger, Jr.	60	Director
Robert L. Matthews	65	Director
Lowell L. Robertson	71	Director

     Fred W. Wagenhals, the founder of our company, has served as our Chairman of the Board, President, and Chief Executive Officer for more than five years.

     R. David Martin has served as our Chief Financial Officer since August 2000, as Secretary and Treasurer since March 2001, and as a director since December 2000. Mr. Martin joined Deloitte & Touche in June 1968 and served as a partner of that firm from August 1978 until May 2000.

     Melodee L. Volosin has served as our Executive Vice President – Sales since December 1999 and as a director since January 1997. Ms. Volosin served as our Vice President – Wholesale Division from September 1997 until December 1999.

     John S. Bickford, Sr. has served as our Executive Vice President – Strategic Alliances since July 1997 and as a director of our company since January 1997. Since 1976, Mr. Bickford has served as President of MPD Racing Products, Inc., which manufactures race car parts for distribution through speed shops and high-performance engine shops. Mr. Bickford currently serves as a director of Equipoise Balancing, Inc., a privately held company.

     Edward J. Bauman has served as a director of our company since February 1998. Mr. Bauman has served as Chairman of the Board of Anderson Bauman Tourtellot Vos & Co., a turnaround management consulting firm, since September 1989. Mr. Bauman also serves as a director of Elk River Development Corp., ABTV, Precision Fabrics Group, Inc., and Horton Emergency Vehicles, all of which are privately held companies.

     Herbert M. Baum has served as a director of our company since March 2001 and previously served as a director of our company from February 2000 until September 2000. Mr. Baum has served as Chairman, President, and Chief Executive Officer of The Dial Corporation, a consumer goods company marketing a diversified line of consumer products under various major brand names, since August 2000. Mr. Baum served as President and Chief Operating Officer of Hasbro Inc., a multi-billion dollar designer and manufacturer of toys, games, and interactive software, from January 1999 until August 2000. From June 1993 until December 1998, Mr. Baum was Chairman and Chief Executive Officer of Quaker State Corporation. Mr. Baum serves on the boards of directors of Midas, Inc., Meredith Corporation, Fleming Companies, Inc., and Pepsi Americas, Inc., all public companies.

     Roy A. Herberger, Jr. has served as a director of our company since November 11, 2002. Dr. Herberger has served as the President of Thunderbird, the American Graduate School of International Management for more than five years. Dr. Herberger serves on the board of directors of Pinnacle West Capital Corporation and Syntellect Inc., each a public company, and Direct Merchants Credit Card Card Bank, N.A., a wholly owned subsidiary of Metris Companies Inc., a public company.

     Lowell L. Robertson has served as a director of our company since March 2001. Mr. Robertson is a retired partner with Deloitte & Touche and a Certified Public Accountant with over 37 years of accounting and audit experience. Mr. Robertson was Senior Vice President and Controller for The Dial Corporation from July 1996 through December 1997.

     Robert L. Matthews has served as a director of our company since April 2001. Mr. Matthews has served in various capacities with Bank One, Arizona since 1992, most recently as the vice chairman of the board of directors. Previously, Mr. Matthews served as Chairman of Security Pacific Bank of Arizona and as the President and Chief Executive Officer of Arizona Bank.

Meetings and Committees of the Board of Directors

     Our board of directors held four meetings during the fiscal year ended September 30, 2002. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during fiscal 2002, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during fiscal 2002.

     Our bylaws authorize our board of directors to appoint among its members one or more committees consisting of one or more directors. The Audit Committee currently consists of Messrs. Robertson, Bauman, Matthews, and Herberger (since December 2002), each of whom is a non-employee director of our company. The Audit Committee selects the independent certified public accountants to conduct the independent audit of the financial statements of our company; reviews the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors; and discusses with the auditors any other audit-related matters that may arise during the year. The Compensation Committee, which consists of Messrs. Baum, Matthews, and Robertson, reviews and acts on matters relating to compensation levels and benefit plans for key executives of our company. The Senior Committee administers the discretionary program of our 1993 and 2000 Stock Option Plans with respect to grants of stock options and awards to officers of our company, directors who are employees of our company, and persons who own more than 10% of our issued and outstanding common stock. During fiscal 2002, the Compensation Committee performed the functions of the Senior Committee. Messrs. Baum, Matthews, and Robertson also serve on the committee that administers our 1999 Employee Stock Purchase Plan. Mr. Wagenhals administers our 1993 Stock Option Plan, our 1998 Stock Option Plan, and our 2000 Stock Option Plan with respect to employees who are not directors or officers of our company.

     In December 2002, the Board of Directors appointed a Nominating/Corporate Governance Committee, consisting of Messrs. Matthews, Baum, Herberger, and Robertson. The Nominating/Corporate Governance Committee considers the addition of members to the board of directors, develops and recommends to the board of directors a set of corporate governance principles, and oversees the selection and composition of committees of the board of directors. The Nominating/Corporate Governance Committee from time to time considers suggestions for new directors from various sources, including those made by shareholders to our company’s secretary at the address listed herein.

Director Compensation and Other Information

     Employees of our company do not receive compensation for serving as members of our board of directors. Non-employee directors receive $12,000 per year and $l,000 for each committee meeting attended in person or by telephone. All directors are reimbursed for their expenses in attending meetings of our board of directors. Directors who are not employees of our company are eligible to receive stock options pursuant to the 2000 Stock Option Plan. Non-employee directors also are eligible to receive other grants of stock options or awards pursuant to the discretionary program of the 2000 Stock Option Plan.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The following table sets forth certain information concerning the compensation for the fiscal years ended September 30, 2000, 2001, and 2002 earned by our Chief Executive Officer and by our other executive officers whose cash salary and bonus exceeded $100,000 for fiscal 2002.

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation

				Awards

				Securities	All Other
				Underlying	Compensation
Name and Principal Position(1)	Year	Salary($)(2)	Bonus($)(3)	Options(#)	($)(6)

Fred W. Wagenhals	2002	$750,000	$1,117,500	100,000 (4)	$4,000
Chairman of the Board, President	2001	$600,000	$1,000,000	300,000	$400
and Chief Executive Officer	2000	$600,000	—	50,000	$200

R. David Martin	2002	$350,000	$521,500	75,000 (5)	$4,000
Chief Financial Officer, Secretary,	2001	$210,000	$500,000	150,000	$2,826
Treasurer, and Director	2000	$34,731	—	100,000	—

Melodee L. Volosin	2002	$225,000	$335,250	50,000 (5)	$2,444
Executive Vice President – Sales	2001	$175,000	$250,000	90,000	$3,400
and Director	2000	$165,000	$30,000	40,000	$3,800

John S. Bickford, Sr.	2002	$238,000	$335,250	50,000 (5)	$1,467
Executive Vice President –	2001	$192,500	$250,000	75,000	$1,407
Strategic Alliances and Director	2000	$194,125	$10,000	25,000	$1,407

(1)	We consider Messrs. Wagenhals, Martin, and Bickford and Ms. Volosin to be our executive officers. Mr. Martin joined our company during August 2000.

(2)	Messrs. Wagenhals, Martin, and Bickford and Ms. Volosin also received certain perquisites, the value of which did not exceed the lesser of $50,000 or 10% of their salary and bonus during any fiscal year listed.

(3)	Bonuses were paid following the end of fiscal 2002.

(4)	The exercise price of 2,509 of the stock options granted were equal to 110% of the fair market value of our common stock on the date of grant.

(5)	The exercise price of the stock options granted were equal to the fair market value of our common stock on the date of grant.

(6)	Amounts shown represent matching contributions we made to our 401(k) plan.

Option Grants

     The following table provides information on stock options granted to the officers listed during the fiscal year ended September 30, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

			Percent of			Potential Realizable Value
	Number of		Total			at Assumed Annual Rates of
	Securities		Options			Stock Price Appreciation
	Underlying		Granted to	Exercise		For Option Term (1)
	Options		Employees in	Price	Expiration
Name	Granted (#)		Fiscal Year	($/Sh)	Date	5%	10%

Fred W. Wagenhals	97,491	(2)	20.5%	$39.85	1/29/12	$2,443,266	$6,191,716
	2,509	(3)	*	$43.84 (4)	1/29/12	$69,175	$175,303
R. David Martin	75,000	(2)	15.8%	$39.85	1/29/12	$1,879,609	$4,763,298
Melodee L. Volosin	50,000	(2)	10.5%	$39.85	1/29/12	$1,253,073	$3,175,532
John S. Bickford, Sr.	50,000	(2)	10.5%	$39.85	1/29/12	$1,253,073	$3,175,532

*	Less than 1%

(1)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

(2)	One-third of the options vest and become exercisable on each of January 29, 2003, 2004 and 2005.

(3)	The options vest and become exercisable on January 29, 2005.

(4)	The exercise price of the stock options was equal to 110% of the fair market value of our common stock on the date of grant.

Fiscal 2002 Option Exercises and Year-end Option Values

     The following table provides information on options exercised in fiscal 2002 by the officers listed and the value of each such officer’s unexercised options as of September 30, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-the Money Options
	Shares		at Fiscal Year-End(#)		at Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Fred W. Wagenhals	—	$—	229,332	316,668	$1,942,227	$3,285,562
R. David Martin	50,000	$1,634,475	66,665	208,335	$1,094,768	$2,189,607
Melodee L. Volosin	31,499	$810,482	53,892	123,335	$386,402	$1,304,070
John S. Bickford, Sr.	—	$—	85,000	108,335	$754,499	$990,757

(1)	Calculated based upon the closing price of our common stock as reported on the New York Stock Exchange on September 30, 2002 of $25.70 per share. The exercise prices of certain of the options held by our executive officers on September 30, 2002 were greater than $25.70 per share.

Employment and Separation Agreements

     We have an employment agreement with Fred W. Wagenhals that provides for him to serve as our Chairman of the Board, President, and Chief Executive Officer. The employment agreement has an initial term through July 31, 2005, and automatically renews for successive one-year terms unless either party terminates by giving the other party at least 60 days’ written notice.

     The employment agreement provides for Mr. Wagenhals to receive a base salary of at least $600,000 per annum. The employment agreement also provides that Mr. Wagenhals will be eligible to receive a discretionary bonus in an amount determined by a committee of our Board of Directors consisting entirely of independent directors. In addition, the employment agreement generally requires us to

•	reimburse Mr. Wagenhals for any and all necessary, customary, and usual expenses incurred in connection with our business and his duties under his employment agreement;

•	include Mr. Wagenhals in all stock option and comparable programs available to our executives; and

•	provide such other benefits that we make generally available to all of our executive employees on a non-discriminatory basis.

     The employment agreement provides for Mr. Wagenhals to receive his fixed compensation and other amounts due to the date of termination of his employment by reason of death. In the event that Mr. Wagenhals becomes disabled, we will continue to pay Mr. Wagenhals’ base salary and other compensation for a period of 12 months from the date of his absence due to the disability. If Mr. Wagenhals terminates his employment with “good reason,” as defined in the agreement, or if we terminate the agreement without cause, he will receive his base salary, continuation of benefits, and other compensation for a period of three years after the effective date of the termination. We may terminate Mr. Wagenhals’ employment for “cause,” as defined in the agreement, at any time during the term of the agreement.

     In the event of a “change of control” of our company (as defined in the agreement), Mr. Wagenhals will be entitled to terminate his employment and receive his base salary, continuation of benefits, and other compensation for a period of three years after the effective date of the termination. The employment agreement also contains provisions that prohibit Mr. Wagenhals from competing with us for a period of 12 months after the termination of his employment with our company.

     We have no written employment contracts with any of our other executive officers or directors. We offer our employees, including officers, medical and life insurance benefits. Our executive officers and other key personnel are eligible to receive profit sharing distributions and discretionary bonuses and to receive stock options under our stock option plans.

401(k) Profit Sharing Plan

     In October 1994, we established a defined contribution plan that qualifies as a cash or deferred profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Under the 401(k) plan, participating employees may defer from 1% to 15% of their pre-tax compensation, subject to the maximum allowed under the Internal Revenue Code. We will contribute $.50 for each dollar contributed by the employee, up to a maximum contribution of 2% of the employee’s defined compensation. In addition, the 401(k) plan provides that we may make an employer profit sharing contribution in such amounts as may be determined by our board of directors.

1993 Stock Option Plan

     Our 1993 Stock Option Plan, as amended, provides for the granting of options to acquire common stock as well as stock-based awards, as described below. The plan terminated on September 24, 2001. As a result, we will no longer grant any awards under the plan, but outstanding options or awards as of that date will not be affected by virtue of the plan’s expiration. A total of 2,750,000 shares of common stock was reserved for issuance under the 1993 Plan. As of September 30, 2002, we had issued an aggregate of 2,338,626 shares of common stock upon exercise of options granted pursuant to the plan, and there were outstanding options to acquire 389,139 shares of common stock under the plan.

     Options and awards were granted only to persons who at the time of grant were either (a) key personnel, including officers and directors of our company or our subsidiaries, or (b) consultants and independent contractors who provided valuable services to our company or to our subsidiaries. Options that are incentive stock options were only granted to employees of our company or our subsidiaries. To the extent that granted options were incentive stock options, the terms and conditions of those options were consistent with the qualification requirements set forth in the Internal Revenue Code.

     Options were granted for terms of up to ten years and become exercisable in whole or in one or more installments at such time as determined upon the grant of the options. To exercise an option, the optionholder will be required to deliver to us full payment of the exercise price of the shares as to which the option is being exercised.

1998 Non-Qualified Stock Option Plan

     Under our 1998 Non-Qualified Stock Option Plan, our board of directors from time to time may grant to key employees of our company, other than directors or executive officers, non-statutory options to purchase shares of our common stock. The exercise price, term, vesting conditions, and other terms for all options granted under the plan will be determined at the time of grant by our board of directors or a board committee appointed to administer the plan. A total of 500,000 shares of common stock may be issued pursuant to the plan. As of September 30, 2002, we have issued an aggregate of 185,828 shares of common stock upon exercise of options granted pursuant to the plan; there were outstanding options to acquire 138,003 shares of common stock; and an additional 176,169 shares remained available for grant. The plan expires in 2008.

2000 Stock Option Plan

     Our board of directors adopted and our shareholders approved our 2000 Stock Option Plan during 2000 and our board of directors amended and our shareholders approved the amendment to the plan in 2001 and 2002, respectively. The plan is intended to attract, retain, and motivate directors, employees, and independent contractors who provide valuable services to our company by providing them with the opportunity to acquire a proprietary interest in our company and to link their interests and efforts to the long-term interests of our shareholders.

     The plan currently authorizes the issuance of a number of shares equal to 13% of our issued shares of common stock, up to a maximum of 3,000,000 shares. If the number of shares of common stock increases in the future, the number of shares authorized for issuance under the plan will automatically increase by 13% of such increases. Pursuant to this calculation, as of September 30, 2002 there were 2,333,184 shares reserved for issuance under the plan. As of that date, we have issued an aggregate of 342,590 shares of common stock upon exercise of options granted pursuant to the plan; there were outstanding options to purchase 1,253,574 shares of common stock; and an additional 737,020 shares remained available for grant.

     Options granted under the plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the plan will be established at the time of grant. The plan administrator will set the term of each option, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. Any unvested options will automatically vest and become exercisable upon a change of control of our company.

Employee Stock Purchase Plan

     During 1999, our board of directors adopted and our shareholders approved our 1999 Employee Stock Purchase Plan, or ESPP. The ESPP is intended to provide an opportunity for our employees to acquire a proprietary interest in our company by purchasing shares of our common stock through voluntary payroll deductions. Under the ESPP, eligible employees may purchase shares of our common stock at a purchase price per share equal to the lower of (a) 85% of the closing price of our common stock on the offering commencement date, or (b) 85% of the closing price of our common stock on the offering termination date. The purchase price is to be paid through periodic payroll deductions not to exceed 15% of the participant’s earnings during each six-month offering period. An employee may not participate in the ESPP if the purchase would cause him or her to own 5% or more of our company’s combined voting power or value of our common stock. Also, no participant may purchase more than $25,000 worth of common stock annually.

     The ESPP provides for successive six-month offering periods. In each of the nine years beginning on February 1, 2000 and ending on January 31, 2009, there will be two six-month offerings commencing on February 1 and August 1 of each year and ending on the following July 31 or January 31, respectively.

     We originally reserved 200,000 shares of our common stock for issuance under the ESPP. That number will automatically increase on the first day of each fiscal year beginning with the fiscal year beginning on October 1, 2001. The annual increase will be equal to the lesser of (a) 200,000 shares or (b) 1% of our outstanding shares on the last day of our prior fiscal year. Our board of directors may reduce the number of shares to be automatically added if the directors determine that the automatic increase will be too large relative to the anticipated number of share purchases under the ESPP. Under this formula, we currently have reserved for issuance 551,179 shares of our common stock under the ESPP, and a maximum of 1,800,000 shares of common stock may be issued under the ESPP.

     The purchase right of a participant will terminate automatically in the event the participant ceases to be an employee of our company or one of our subsidiaries, and any payroll deductions collected from such individual during the six-month period in which such termination occurs will be refunded. However, in the event of the participant’s disability or death, such payroll deductions may be applied to the purchase of the common stock on the next purchase date.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

     Our Articles of Incorporation eliminate the personal liability of any director of our company to us or our shareholders for money damages for any action taken or failure to take any action as a director of our company, to the fullest extent allowed by the Arizona Business Corporation Act. Under the Business Corporation Act, directors of our company will be liable to our company or our shareholders only for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on our company or our shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. The effect of these provisions in the articles is to eliminate the rights of our company and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover money damages from a director for all actions or omissions as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (d) above. These provisions do not limit or eliminate the rights of our company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

     Our Articles of Incorporation require us to indemnify and advance expenses, to the fullest extent allowed by the Business Corporation Act, to any person who incurs liability or expense by reason of such person acting as a director of our company. This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Business Corporation Act, subject to the requirements of the Business Corporation Act. In addition, we, in our sole discretion, may indemnify and advance expenses, to the fullest extent allowed by the Business Corporation Act, to any person who incurs liability or expense by reason of such person acting as an officer, employee, or agent of our company, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case we are required to indemnify such persons to the fullest extent required by the Business Corporation Act.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options or warrants under our 1993 Stock Option Plan, 1998 Non-Qualified Stock Option Plan, 2000 Stock Option Plan, and other equity compensation plans as of September 30, 2002.

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants, and Rights	Warrants, and Rights	Column (a)

Equity Compensation Plans Approved by Stockholders	1,642,713	$20.43	$737,020
Equity Compensation Plans Not Approved by Stockholders	523,003	$21.50	176,169

Total	2,165,716	$20.69	$913,189

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Tod Wagenhals, the son of Fred Wagenhals, serves as an independent commissioned representative of our company. Under this arrangement, we paid to Tod Wagenhals commissions totalling $315,934 during fiscal 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     Our board of directors has appointed a Compensation Committee, consisting of three non-employee members of our board of directors, which makes decisions on the compensation of our executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our company’s values and is aligned with our company’s business strategy and goals. The Compensation Committee held two meetings during fiscal 2002.

     Our compensation program for executive officers consists primarily of base salary, annual bonuses, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, that generally are available to all of our employees.

     Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on our financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building shareholder value. Stock option grants are intended to result in minimal or no rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our shareholders in general benefit from stock price appreciation.

Base Salary

     Base salaries for executive positions are established relative to our financial performance and the responsibilities of each executive. We target base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Compensation Committee also takes into account individual experience and performance, salary levels relative to other positions within our company, and specific needs particular to our company.

     The Compensation Committee reviews salaries recommended by our Chief Executive Officer and Chief Financial Officer for executive officers. In formulating these recommendations, the Chief Executive Officer and Chief Financial Officer consider our overall performance. Final decisions on any adjustments to the base salary for executives other than the Chief Executive Officer and Chief Financial Officer are made by the Compensation Committee in conjunction with those officers. The Compensation Committee’s evaluation of the recommendations by the Chief Executive Officer and Chief Financial Officer considers the same factors outlined above and is subjective, with no particular weight assigned to any one factor. After reviewing the recommendations, the Compensation Committee approved base salaries for all executive officers effective October 1, 2002.

Annual Discretionary Bonuses

     Our Annual Incentive Plan, as approved by shareholders in March 2002, promotes our pay-for-performance philosophy by providing for the awarding of bonuses to our executive officers based on achieving certain pre-established performance criteria. Executive officers selected to participate in the plan will be notified in writing and will be apprised of the performance measures, performance goals, and related award opportunities for the relevant fiscal year as soon as practicable. The Compensation Committee may establish one or more performance measures that a participant must achieve in order for that participant to receive any portion of his or her award payment for the fiscal year. The Compensation Committee may use various performance measures, applied individually or in tandem, to determine award payments under the plan, including the following: operating margin, operating margin improvement, inventory management, net revenue growth, asset turnover, cash flow, earnings per share, economic value added, cash-flow return on investment, expenses, gross or net margin, increase in stock price, inventory turnover, market share, net income (before or after taxes), return on assets, return on equity, return on investment, return on sales, revenue, and total shareholder return. Prior to the beginning of each fiscal year, or as soon as practicable thereafter, the Compensation Committee will establish the target awards that correspond to various levels of achievement of the pre-established performance measures. The target awards will be established as a percentage of each participant’s base salary. For fiscal 2002, the Compensation Committee established the target awards relating to revenue, net income per share, gross margins, and inventory management for each executive in an amount not to exceed 150% of the respective executive’s base salary. The Compensation Committee may establish minimum levels of performance goal achievement, below which no payouts of any final awards will be made to any participant. In the event a participant changes job description during the fiscal year, the Compensation Committee may adjust that participant’s target award to reflect the performance at each job level during the fiscal year.

Stock Option Grants

     We strongly believe in utilizing grants of stock options to tie executive rewards directly to our long-term success and increases in shareholder value. Stock option grants also will enable our executives to develop and maintain a significant ownership position in our common stock. The amount of options granted takes into account options previously granted to an individual. During fiscal 2002, we granted options to acquire an aggregate of 475,000 shares of common stock to certain key employees of our company. These option grants included options to acquire 100,000, 75,000, 50,000, and 50,000 shares of common stock to Messrs. Wagenhals, Martin, and Bickford and Ms. Volosin, respectively, at exercise prices ranging from $39.85 to $43.84 per share.

Other Benefits

     Executive officers are eligible to participate in benefit programs designed for all full-time employees of our company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Chief Executive Officer Compensation

     The Compensation Committee considers the same factors as outlined above with respect to our other executive officers in evaluating the base salary, incentive bonus, and other compensation of Fred W. Wagenhals, our Chairman of the Board, President, and Chief Executive Officer. Mr. Wagenhals’ compensation for fiscal 2002 was based on his employment agreement and our company’s Annual Incentive Plan. During the first quarter of fiscal 2003, we paid a bonus of $1,117,500 to Mr. Wagenhals reflecting his performance during fiscal 2002 and for our company’s sales, net income, and profits during that fiscal year.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers unless it is performance-based and is paid under a plan satisfying the requirements of Section 162(m). Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee intends to ensure that our company’s executive compensation programs satisfy the requirements of Section 162(m).

     This report has been furnished by the members of the Compensation Committee of the Board of Directors of Action Performance Companies, Inc.

December 20, 2002	Herbert M. Baum, Chairman
Robert L. Matthews
Lowell L. Robertson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 2002, our Compensation Committee consisted of Herbert M. Baum, Robert L. Matthews, and Lowell L. Robertson. None of such individuals had any contractual or other relationships with our company during such fiscal year except as directors.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

     Our board of directors has appointed an Audit Committee, currently consisting of four directors as of the date of this proxy statement. All of the members of the Audit Committee are independent of our company and management, as that term is defined in the New York Stock Exchange listing standards.

     The primary responsibility of the Audit Committee is to oversee our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to whether the financial statements are in conformity with generally accepted accounting principles in the United States. Our board of directors has adopted a written charter which was included as an appendix to our proxy statement for our 2001 Annual Meeting of Shareholders.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the independent auditors the auditors’ independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditors.

     The Audit Committee discussed with our company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of our company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held seven meetings during fiscal 2002.

     Based on the reviews and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and our board of directors also have recommended, subject to stockholder approval, the selection of our company’s independent auditors. See “Ratification of Appointment of Independent Auditors.”

December 20, 2002	Lowell L. Robertson, Chairman
Edward J. Bauman
Robert L. Matthews

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms that we received during the fiscal year ended September 30, 2002, and written representations that no other reports were required, we believe that each person who at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Wagenhals filed one late Form 4 covering two sale transactions.

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return s for (a) our common stock; (b) the Standard & Poor’s SmallCap 600 Index; and (c) the Russell 2000 Index. At this time, we do not believe we can reasonably identify an industry peer group. We have instead selected the Russell 2000, which includes companies with similar market capitalizations to ours, as a comparative index for purposes of complying with certain requirements of the SEC.

     The graph assumes an investment of $100 in each of our common stock, the SmallCap 600, and the Russell 2000 on September 30, 1997. The graph covers the five-year period from October 1, 1997 through the fiscal year ended September 30, 2002. The calculation of cumulative shareholder return for the SmallCap 600 and the Russell 2000 includes reinvestment of dividends. The calculation of cumulative shareholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ACTION PERFORMANCE COMPANIES, INC.,
THE S & P SMALLCAP 600 INDEX AND THE RUSSELL 2000 INDEX

* $100 invested on 9/30/97 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

	Cumulative Total Return

	9/97	9/98	9/99	9/00	9/01	9/02

Action Performance Companies, Inc.	100.00	92.70	72.32	11.80	62.52	88.24
S & P SmallCap 600	100.00	81.33	95.59	118.70	106.10	104.20
Russell 2000	100.00	80.98	96.43	118.98	93.75	85.30

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS,
AND OFFICERS

     The following table sets forth certain information regarding the shares of our outstanding common stock beneficially owned as of January 17, 2003 by (1) each director; (2) the executive officers set forth in the Summary Compensation Table under the section entitled “Executive Compensation;” (3) all of our directors and executive officers as a group; and (4) each other person who is known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number(2)		Percent(2)

Directors and Executive Officers:
Fred W. Wagenhals	2,149,599	(3)	11.8%
R. David Martin	127,412	(4)	*
Melodee L. Volosin	100,133	(5)	*
John S. Bickford, Sr.	109,999	(6)	*
Edward J. Bauman	45,000	(7)	*
Herbert M. Baum	18,000	(8)	*
Lowell L. Robertson	18,500	(9)	*
Robert L. Matthews	9,300	(10)	*
Roy A. Herberger, Jr.	10,300	(11)	*
All directors and executive officers as a group (nine persons)	2,588,243		13.9%
Non-management 5% Shareholders:
Lisa K. Wagenhals	1,813,600	(12)	10.2%

*	Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him or her, subject to applicable community property law, except as otherwise indicated. Except as otherwise indicated, each person may be reached at 4707 East Baseline Road, Phoenix, Arizona 85042.
(2)	The percentages shown are calculated based upon 17,830,409 shares of common stock outstanding on January 17, 2003. The numbers and percentages shown include the shares of common stock actually owned as of January 17, 2003 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of January 17, 2003 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Represents 1,813,600 shares of common stock and vested options to acquire 335,999 shares of common stock. Mr. Wagenhals shares voting and dispositive power with his spouse with respect to the 1,813,600 shares of common stock. See footnote 12.
(4)	Includes 414 shares of common stock issuable upon conversion of subordinated notes and 124,998 shares of common stock issuable upon exercise of stock options.
(5)	Includes 95,559 shares of common stock issuable upon exercise of stock options.
(6)	Includes 76,666 shares of common stock issuable upon exercise of stock options.
(7)	Includes 44,000 shares of common stock issuable upon exercise of stock options.
(8)	Represents 18,000 shares of common stock issuable upon exercise of stock options.
(9)	Includes 18,000 shares of common stock issuable upon exercise of stock options.
(10)	Includes 8,000 shares of common stock issuable upon exercise of stock options.
(11)	Includes 10,000 shares of common stock issuable upon exercise of stock options.

(12)	Represents 1,813,600 shares of common stock over which Ms. Wagenhals shares voting and dispositive power with Fred W. Wagenhals.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     On March 18, 2002, we dismissed Arthur Andersen LLP as our independent public accountants. The decision to change our accounting firm was recommended and approved by the Audit Committee of our Board of Directors and approved by the Board of Directors. During the fiscal years ended September 30, 2001 and 2000, and the subsequent interim reporting periods from September 30, 2001, through and including the termination date of March 18, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, accounting scope or procedure, or any reportable events as defined in Regulation S-K Item 304(a)(1)(v). The report of Arthur Andersen LLP on our financial statements for the two fiscal years ended September 30, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     We engaged PricewaterhouseCoopers LLP as our new independent public accountants as of March 22, 2002. We had not consulted with PricewaterhouseCoopers LLP during the two fiscal years ended September 30, 2001 and 2000, or during the subsequent period through and including the date of their engagement on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion PricewaterhouseCoopers LLP might issue on our financial statements. We requested Arthur Andersen LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether Arthur Andersen LLP agrees with the above statements made by us. A copy of this letter addressed to the Securities and Exchange Commission, dated March 22, 2002, is filed as Exhibit 16 to our Current Report on Form 8-K dated March 18, 2002.

     We have appointed PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending September 30, 2003, and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. The board of directors anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

     Aggregate fees billed to our company for the fiscal year ended September 30, 2002 by our principal accounting firm, PricewaterhouseCoopers LLP, are as follows:

Audit Fees	$335,825
Financial Information Systems Design and Implementation Fees	$—
All Other Fees	$100,570

Amounts listed as “All Other Fees” relate primarily to audits of our company’s benefit plan, statutory audits of foreign subsidiaries, and tax-related services. The members of our audit committee believe that the non-audit services provided by PricewaterhouseCoopers LLP, referenced above in “Financial Information Systems Design and Implementation Fees” and “All Other Fees,” are compatible with maintaining our principal accounting firm’s independence.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals that are intended to be presented by such shareholders at our annual meeting of shareholders to be held during calendar 2004 must be received by us no later than November 5, 2003, in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2003, except in circumstances where (a) we receive notice of the proposed matter no later than January 16, 2004, and (b) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: January 28, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ACTION PERFORMANCE COMPANIES, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company, each dated January 17, 2003, and hereby appoints Fred W. Wagenhals and R. David Martin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Shareholders of ACTION PERFORMANCE COMPANIES, INC., to be held on Wednesday, March 5, 2003, at 9:00 a.m., local time, at The Hilton Phoenix Airport, 2435 S. 47th Street, Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

☑ Please mark your votes as in this example

WITHHOLD
		FOR all nominees	AUTHORITY
		listed at right (except	to vote for all nominees
		as indicated)	listed at right	Nominees:

1.	ELECTION OF DIRECTORS:	[ ]	[ ]	Fred W. Wagenhals R. David Martin Melodee L. Volosin John S. Bickford, Sr. Herbert M. Baum Edward J. Bauman Roy A. Herberger, Jr. Robert L. Matthews Lowell L. Robertson
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list at right.

     2.     Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending September 30, 2003.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     and upon such matters that may properly come before the meeting or any adjournment or adjournments thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

     Sign, date, and return the proxy card promptly using the enclosed envelope.

Signature		Dated:	, 2003
Signature if held jointly

NOTE:	(This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both shareholders should sign